Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter Fiscal Year 2014 Financial Results

Second Quarter Sales Increased 22.8% to $86.4 Million
Second Quarter Net Income Increased 102.4% to $11.6 Million
Adjusted EBITDA Increased 31.7% to $16.6 Million
Gross Margin Improved 220 Basis Points
Fiscal 2014 Outlook Reaffirmed

SCOTTS VALLEY, California – August 6, 2014 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the second quarter and six months ended June 30, 2014.

Second Quarter Fiscal 2014 Highlights
•Sales increased 22.8% to $86.4 million compared to $70.3 million in the same period last fiscal year
•Gross margin improved 220 basis points to 31.2% compared to 29.0% in the same period last fiscal year
•Net income was $11.6 million, or $0.31 per diluted share
•Non-GAAP adjusted net income was $9.8 million compared to $6.7 million in the same period last fiscal year
•Adjusted EBITDA was $16.6 million compared to $12.6 million in the same period last fiscal year

“We are pleased to report a strong quarter operationally, as we continued to execute on our ongoing strategic initiatives in the second quarter,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Sales for our powered vehicle and mountain bike products performed well, enabling us to exceed the high end of our revenue guidance for the quarter. We also continued to make progress on our operational and supply chain efficiency initiatives, resulting in a 220 basis point increase in gross margins and a 120 basis point increase in adjusted EBITDA margin. Our team is diligently working on moving our bike production to Taiwan, and we remain on track to complete the move by the end of next year, which will facilitate further operating efficiencies once completed.”
Mr. Enterline continued, “Following the launch of our model year 2015 mountain bike products, we are encouraged by the positive response and enthusiasm for our new lineup and remain confident in this category’s ability to contribute to our long-term growth.”
Sales for the second quarter of fiscal 2014 were $86.4 million, an increase of 22.8% from sales of $70.3 million in the second quarter of fiscal 2013. The increase reflects 52.6% and 7.4% growth in sales of powered vehicle and mountain bike products, respectively.
Gross margin was 31.2% for the second quarter of fiscal 2014, a 220 basis point increase from gross margin of 29.0% in the second quarter of fiscal 2013. The improvement in gross margin reflects the Company’s successful execution of its operational initiatives targeted at improving factory and supply chain efficiencies, as well as continued execution of its product design for manufacturability program.
Total operating expenses were $15.2 million, or 17.6% of sales, for the second quarter of fiscal 2014, compared to $10.2 million, or 14.5% of sales, in the second quarter of the prior fiscal year. The increase in operating expenses was primarily due to the inclusion of Sport Truck's operating expenses in the Company’s consolidated results and higher stock-based compensation expense, as well as expenses associated with significant corporate transactions, including the recently completed secondary offering of the Company’s common stock and the acquisition and integration of Sport Truck. Operating income was $11.7 million for the second quarter of fiscal 2014, compared to operating income of $10.1 million in the second quarter of fiscal 2013.
In the second quarter of 2014 the Company recorded an income tax benefit of $0.04 million compared to tax expense of $3.4 million for the second quarter of 2013.  The $3.4 million decrease resulted primarily from a non-recurring tax benefit of $3.8 million.
    Net income in the second quarter of fiscal 2014 was $11.6 million, an increase of 102.4% compared to $5.7 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2014 was $0.31 compared to $0.17 in the second quarter of fiscal 2013.
Non-GAAP adjusted net income in the second quarter of fiscal 2014 was $9.8 million, an increase of 46.5% compared to $6.7 million in the second quarter of the prior fiscal year. Non-GAAP adjusted earnings per diluted share for the second quarter of fiscal 2014 was $0.26 compared to $0.19 in the second quarter of fiscal 2013. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the second quarter of fiscal 2014 was $16.6 million, compared to $12.6 million in the second quarter of fiscal 2013. Adjusted EBITDA margin in the second quarter of fiscal 2014 was 19.2%, compared to 18.0% in the second quarter of fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

First Six Months Fiscal Year 2014 Results
Sales for the six months ended June 30, 2014, were $142.5 million, an increase of 13.8% compared to the same period in 2013. Sales of powered vehicle and mountain bike products increased 35.2% and 2.3%, respectively, for the first six months of 2014 compared to the prior year period.
Gross margin was 30.9% in the first six months of fiscal 2014, a 210 basis point improvement compared to gross margin of 28.8% in the first six months of fiscal 2013.
Net income in the first six months of fiscal 2014 was $14.5 million, an increase of 56.6% compared to $9.3 million in the first six months of the prior year. Earnings per diluted share for the first six months of fiscal 2014 was $0.38 compared to $0.27 in same period of fiscal 2013.
Non-GAAP adjusted net income in the first six months of fiscal 2014 was $14.2 million, an increase of 27.2% compared to $11.2 million in the first six months of the prior year. Non-GAAP adjusted earnings per diluted share for the first six months of fiscal 2014 was $0.38 compared to $0.32 in the first six months of fiscal 2013. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 18.0% to $25.3 million in the first six months of fiscal 2014, compared to $21.4 million in the first six months of fiscal 2013. Adjusted EBITDA margin in the first six months of fiscal 2014 improved 60 basis points to 17.7% compared to 17.1% in the first six months of fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of June 30, 2014, the Company had cash and cash equivalents of $1.9 million. Total debt was $45.4 million, compared to $8.0 million as of December 31, 2013. The increase is due to borrowings for the Company’s acquisition of Sport Truck. Inventory was $63.1 million as of June 30, 2014, compared to $42.8 million as of December 31, 2013. The increase is primarily due to the inclusion of Sport Truck’s inventory along with normal growth in preparation for the peak summer selling season. As of June 30, 2014, accounts receivable and accounts payable were $39.3 million and $30.5 million, respectively, compared to December 31, 2013 balances of $33.8 million and $24.3 million, respectively. The changes in both accounts receivable and accounts payable are primarily driven by the normal seasonality of the Company’s business and the acquisition of Sport Truck.

Secondary Offering of Common Stock
On July 16, 2014, the Company announced the closing of a public offering of 5.75 million shares of its common stock held by certain selling stockholders, including Compass Group Diversified Holdings LLC, at a price of $15.50 per share, less underwriting discounts and commissions. The total includes 0.75 million shares sold in connection with the exercise in full of the underwriters' option to purchase additional shares. The Company did not receive any of the proceeds from the offering.

Fiscal 2014 Guidance
For the third quarter of fiscal 2014 the Company expects sales in the range of $88 million to $94 million and non-GAAP adjusted earnings per diluted share in the range of $0.30 to $0.36.
For the fiscal year 2014 the Company reaffirms its fiscal year 2014 guidance provided on April 1, 2014, which includes the impact of the Sport Truck acquisition. The Company expects net sales in the range of $300 million to $320 million and non-GAAP adjusted earnings per diluted share in the range of $0.85 to $0.95 based on 38 to 39 million weighted average diluted shares outstanding.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles; secondary offering expense; certain acquisition related adjustments and expenses; and a one-time tax benefit, net of costs. The adjustments are more fully described in the tables included at the end of this press release.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13586944. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com.
A telephonic playback will be available from 7:30 p.m. Eastern Time, August 6, 2014, through August 8, 2014. North America listeners may dial (877) 870-5176, and international listeners may dial (858) 384-5517; the conference ID is 13586944. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, costs of our secondary offering, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other (income) expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, costs related to our secondary offering, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,856	$1,683
Accounts receivable (net of allowance for doubtful accounts of $388 and $366 at June 30, 2014 and December 31, 2013 respectively)	39,344	33,781
Inventory	63,100	42,783
Prepaids and other current assets	4,538	2,648
Deferred tax assets	3,676	3,490
Total current assets	112,514	84,385
Property, plant and equipment, net	18,646	13,418
Loan fees, net	906	717
Goodwill	43,887	31,925
Intangibles, net	59,509	27,284
Other assets	824	—
Total assets	$236,286	$157,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,484	$24,254
Accrued expenses	10,423	12,451
Liability reserve for uncertain tax positions	7,684	7,796
Current portion of long-term debt	2,500	—
Total current liabilities	51,091	44,501
Line of credit	—	8,000
Long-term debt, less current portion	42,875	—
Deferred rent	801	931
Deferred tax liabilities	10,327	12,005
Contingent consideration	19,035	—
Total liabilities	124,129	65,437

Stockholders’ equity
Preferred stock, $0.001 par value—10,000,000 authorized and no shares issued or outstanding as of June 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value—90,000,000 authorized and 36,743,734 and 36,317,087 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively;	36	36
Additional paid-in capital	93,122	87,788
Accumulated other comprehensive loss	(6)	(15)
Retained earnings	19,005	4,483
Total stockholders’ equity	112,157	92,292
Total liabilities and stockholders’ equity	$236,286	$157,729

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Sales	$86,374	$70,316	$142,482	$125,194
Cost of sales	59,421	49,951	98,512	89,114
Gross profit	26,953	20,365	43,970	36,080
Operating expenses:
Sales and marketing	5,118	3,478	8,962	6,762
Research and development	3,625	2,588	6,760	4,942
General and administrative	4,800	2,815	8,730	5,489
Amortization of purchased intangibles	1,674	1,341	3,035	2,682
Total operating expenses	15,217	10,222	27,487	19,875
Income from operations	11,736	10,143	16,483	16,205
Other expense, net:
Interest expense	321	997	431	1,953
Other (income) expense, net	(125)	52	(157)	19
Other expense, net	196	1,049	274	1,972
Income before income taxes	11,540	9,094	16,209	14,233
(Benefit) provision for income taxes	(41)	3,373	1,687	4,962
Net income	$11,581	$5,721	$14,522	$9,271
Earnings per share:
Basic	$0.32	$0.17	$0.40	$0.28
Diluted	$0.31	$0.17	$0.38	$0.27
Weighted average shares used to compute earnings per share:
Basic	36,648	33,460	36,534	33,460
Diluted	37,812	34,667	37,734	34,670

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and six months ended June 30, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Net income	$11,581	$5,721	$14,522	$9,271
Amortization of purchased intangibles (net of tax)(1)	1,122	873	1,979	1,747
Secondary offering expense (net of tax) (1) (2)	268	—	268	—
Acquisition related inventory valuation adjustment (net of tax) (1) (3)	233	—	233	—
Acquisition and integration related expenses (net of tax) (1) (4)	149	—	795	—
Amortization of acquisition related compensation (net of tax) (1) (5)	82	—	82	—
One-time tax benefit net of cost (6)	(3,656)	—	(3,656)	—
Management fee (net of tax) (1) (7)	—	81	—	163
Non-GAAP adjusted net income	$9,779	$6,675	$14,223	$11,181

Non-GAAP adjusted EPS
Basic	$0.27	$0.20	$0.39	$0.33
Diluted	$0.26	$0.19	$0.38	$0.32

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,648	33,460	36,534	33,460
Diluted	37,812	34,667	37,734	34,670
(1) The amounts of the adjustments, net of tax, were calculated using the respective yearly effective tax rate, excluding the one-time tax benefit net of cost.
(2) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(3) Represents the impact of the finished goods inventory valuation adjustment recorded in the Company’s acquisition of Sport Truck, USA.
(4) Represents acquisition related costs and expenses incurred to integrate Sport Truck, USA into the Company’s operations.
(5) Represents the amortization of a portion of the Sport Truck, USA purchase price classified as compensation expense.
(6) Represents a one-time tax benefit of $3.8 million related to the reapportionment of income, net of professional fees incurred to evaluate and claim the benefit.
(7) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and six months ended June 30, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Net income	$11,581	$5,721	$14,522	$9,271
Depreciation and amortization	2,497	1,928	4,535	3,813
Stock based compensation (1)	1,101	426	1,922	1,128
Secondary offering expense (2)	400	—	400	—
Acquisition related inventory valuation adjustment (3)	348	—	348	—
Interest expense	321	997	431	1,953
Acquisition and integration related expenses (4)	222	—	1,247	—
Cost associated with one-time tax benefit (5)	192	—	192	—
Amortization of acquisition related compensation (6)	123	—	123	—
(Benefit) provision for income taxes	(41)	3,373	1,687	4,962
Other (income) expense, net (7)	(125)	52	(157)	19
Management fee (8)	—	125	—	250
Adjusted EBITDA	$16,619	$12,622	$25,250	$21,396

(1) Represents non-cash, stock based compensation.
(2) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(3) Represents the impact of the finished goods inventory valuation adjustment recorded in the Company’s acquisition of Sport Truck, USA.
(4) Represents acquisition related costs and expenses incurred to integrate Sport Truck, USA into the Company’s operations.
(5) Represents professional fees incurred to evaluate and claim a one-time tax benefit of $3.8 million related to the reapportionment of income.
(6) Represents the amortization of a portion of the Sport Truck, USA purchase price classified as compensation expense.
(7) Other income, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items.
(8) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$16,619	$12,622	$25,250	$21,396
Divided by sales	86,374	70,316	142,482	125,194
Adjusted EBITDA margin	19.2%	18.0%	17.7%	17.1%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to incorporate Sport Truck into its current business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com